Exhibit 10.2

STARBUCKS CORPORATION

MANAGEMENT DEFERRED COMPENSATION PLAN

ARTICLE 1 PURPOSE; EFFECTIVE DATE		1

ARTICLE 2 DEFINITIONS		2

ARTICLE 3 PARTICIPATION AND DEFERRALS		11

3.1	Eligibility and Participation	11
3.2	Form of Deferral	12
3.3	Limitations on Deferrals	12
3.4	Continuation of Deferral Amount	12

ARTICLE 4 DEFERRAL CONTRIBUTIONS		13
4.1	Withholding of Deferral Contributions	13
4.2	Timing of Credits; Tax and Other Withholding	13
4.3	Special Rule for 2005	13

ARTICLE 5 MATCHING CONTRIBUTIONS AND DISCRETIONARY CONTRIBUTIONS		14

5.1	Matching Contributions	14
5.2	Discretionary Contributions	15
5.3	Vesting of Accounts	15
5.4	Tax and Other Withholding	16

ARTICLE 6 ACCOUNTS		17

6.1	Account	17
6.2	Determination of Accounts and Subaccounts	17
6.3	Selection of Investment Index (Indices)	17
6.4	Statement of Accounts	18

ARTICLE 7 BENEFIT PAYMENTS		19

7.1	Early Withdrawals	19
7.2	Accelerated Distributions Under the Pre-2005 Plan	20
7.3	Separation from Service	20
7.4	Withholding; Payroll Taxes	22
7.5	Payments Subject to Code Section 162(m)	22
7.6	Payment to Guardian	23
7.7	Payments to Specified Employees	23
7.8	Payments upon Death	23
7.9	Permissible Acceleration of Payments Under Treasury Regulations	23

ARTICLE 8 BENEFICIARY DESIGNATION		24

STARBUCKS CORPORATION MANAGEMENT DEFERRED COMPENSATION PLAN i

ARTICLE 9 ADMINISTRATION		25

9.1	Committee	25
9.2	Administrative Provisions	25
9.3	Effect of a Mistake	25

ARTICLE 10 AMENDMENT AND TERMINATION OF PLAN		26

10.1	Amendment	26
10.2	Company’s Right to Terminate	26
10.3	Adoption of Plan by Affiliates	27
10.4	Action Binding on Participating Affiliates	27
10.5	Termination of Participating Affiliate	27

ARTICLE 11 MISCELLANEOUS		28

11.1	Unfunded Plan	28
11.2	Unsecured General Creditor	28
11.3	Trust Fund	28
11.4	Nonassignability	29
11.5	Not a Contract of Employment	29
11.6	Governing Law	29
11.7	Validity	29
11.8	Successors	29
11.9	Captions	30
11.10	Entire Agreement	30
11.11	Code Section 409A	30

SIGNATURE PAGE		31

APPENDIX A — INVESTMENT INDICES		32

APPENDIX B — PARTICIPATING AFFILIATES		33

STARBUCKS CORPORATION MANAGEMENT DEFERRED COMPENSATION PLAN ii

ARTICLE 1

PURPOSE; EFFECTIVE DATE

The purpose of this Management Deferred Compensation Plan is to provide current tax planning opportunities as well as supplemental funds for retirement or death for a select group of management or highly compensated Partners of the Company. It is intended that the benefits provided under the Plan will aid in attracting and retaining individuals of exceptional ability. The Plan is a nonqualified deferred compensation plan intended to be an unfunded plan as described in Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.

The Company originally adopted the Plan with an effective date of October 1, 1998. The Plan was most recently and amended and restated effective January 1, 2009. This restatement of the Plan is effective January 1, 2011. All amounts earned and vested as of December 31, 2004 shall continue to be governed by the Pre-2005 Plan document in accordance with then applicable law. All amounts contributed, earned, vested or paid from January 1, 2005 through December 31, 2008 shall be governed by the Pre-2005 Plan, as modified by the operations of the Plan during such period in accordance with Section 409A and then applicable IRS guidance (including transition relief).

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ARTICLE 2

DEFINITIONS

Whenever used in this document, the following terms shall have the meanings set forth in this Article 2 unless a contrary or different meaning is expressly provided:

2.1	401(k) Plan

“401(k) Plan” means the Starbucks Corporation 401(k) Plan, originally effective January 1, 1988, as it may be amended and restated from time to time.

2.2	Account

“Account” means the separate account established and maintained for each Participant which represents his or her interest in the Plan as of any date, and which consists of the sum of the following Subaccounts, as adjusted for allocations of Earnings, distributions and other factors that may affect the value of such Subaccounts: the Deferral Contributions Account, the Matching Contributions Account, and the Discretionary Contributions Account.

2.3	Affiliates

“Affiliates” means (a) any corporation which, together with Starbucks Corporation, is part of a controlled group of corporations as defined in Code Section 414(b); and (b) any unincorporated trade or business that is under common control with Starbucks Corporation as defined in Code Section 414(c). The applicable percentages for the tests under Code Sections 414(b) and (c) (and Code Section 1563(a), as applicable) shall remain unchanged for purposes of the Plan, to the extent provided in Treasury Regulation Section 1.409A-1(h)(3).

2.4	Base Salary

“Base Salary” means, for the period specified, the amount of Deferrable Compensation that consists of base compensation due a Participant, taking into account only amounts which would be payable in cash and excluding any Bonus Compensation.

2.5	Beneficiary

“Beneficiary” means the person, persons or entity (approved by the Committee) and entitled under Article 8 to receive any Plan benefits payable after a Participant’s death.

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2.6	Board

“Board” means the Board of Directors of the Company, including any committee of the Board to which the Board has delegated authority with respect to the Plan.

2.7	Bonus Compensation

“Bonus Compensation” means, for the period specified, the amount of bonus paid in connection with the Company’s General Management Incentive Plan or the Executive Management Bonus Plan. No other bonus or incentive payment of any type shall be considered Bonus Compensation for purposes of the Plan.

2.8	Class Year Account

“Class Year Account” means each of a Participant’s Subaccounts, plus Earnings thereon for each Plan Year that a contribution is made (e.g., 2007 Deferral Contributions Account).

2.9	Code

“Code” means the Internal Revenue Code of 1986, as amended.

2.10	Committee

Committee means the committee appointed by the Board to administer the Plan pursuant to Article 9. Where applicable, “Committee” also refers to any individual or entity to which the Committee has delegated authority to act with respect to the Plan.

2.11	Company

“Company” means Starbucks Corporation, a Washington corporation, and any successor thereto which assumes its obligations under the Plan. Except as used in Article 10, “Company” also includes any participating Affiliates. Where applicable, “Company” also refers to any individual or entity to which the Company has delegated authority to act with respect to the Plan, including the Committee pursuant to Section 9.1.

2.12	Deferrable Compensation

“Deferrable Compensation” means, for the period specified in a Participation Election, all Section 415 Compensation payable to a Participant in cash and any other amounts that would be paid in cash but for a compensation reduction agreement pursuant to Code Section 125, 132(f)(4) or 401(k) or pursuant to the Participant’s Deferral Contributions made under the Plan. However, even if the following items are included in the Participant’s cash Section 415 Compensation, they shall not be included in the Participant’s Deferrable Compensation:

(a)	Distributions from the Plan and any other taxable distributions received by the Participant from an unfunded, nonqualified plan of deferred compensation;

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(b)	Bonus or other incentive payments other than Bonus Compensation;

(c)	CUP Fund payments;

(d)	Tips;

(e)	Allowances, including hardship allowances, office stipend allowances (i.e., certain amounts provided to help employees set up home offices), relocation allowances, car allowances, parking allowances, store mileage allowances, housing allowances for expatriates, cost-of-living adjustment allowances; child education allowances, any military allowance, and any tax allowances for expatriates;

(f)	Gifts and awards, whether paid in kind or in cash (other than cash awards designated by the Company as includable in Deferrable Compensation at the time of the award);

(g)	Severance pay;

(h)	Sign-on bonuses;

(i)	Non-U.S. source income paid to Participants who are U.S. citizens;

(j)	Tuition reimbursement and child day care scholarships;

(k)	Short-term and long-term disability benefit income; and

(l)	Differential wage payments paid to employees in qualified military service.

2.13	Deferrable Compensation Payment Date

“Deferrable Compensation Payment Date” means, with respect to a Plan Year, each date during that Plan Year on which Deferrable Compensation is paid (or would be paid, but for an election pursuant to a Participation Election to have the Deferrable Compensation otherwise payable on that date reduced). For example, each date on which a regular payroll check for a payroll period is given to an Eligible Partner is a Deferrable Compensation Payment Date.

2.14	Deferral Contributions

“Deferral Contributions” means the compensation deferred by a Participant in accordance with Article 3 and allocated to his or her Deferral Contributions Account, pursuant to Section 4.2.

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2.15	Deferral Contributions Account

“Deferral Contributions Account” means the Subaccount recording Deferral Contributions of the Participant pursuant to Section 4.2, as adjusted for allocations of Earnings, distributions and other factors affecting the value of such Subaccount.

2.16	Deferral Period

“Deferral Period” means the 12-month period beginning on January 1 and ending December 31, or the period ending on December 31 that is established by the Committee for part-year participation.

2.17	Determination Date

“Determination Date” means each date on which any one or more of the 401(k) Plan funds, or any other fund on which an Investment Index is based, is traded.

2.18	Disability

“Disability” means the Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, incapable of continuing his or her usual and customary employment with the Company and is receiving income replacement benefits for a period of not less than three months from the Company’s long-term disability plan (or if not eligible to participate in any such plan, is unable to engage in any substantial gainful activity by reason of such impairment). This definition is intended to be applied in accordance with and be no more expansive than the definition of “Disability” under Code Section 409A.

2.19	Discretionary Contributions

“Discretionary Contributions” means the contributions, if any, made by the Company to the Plan in addition to Matching Contributions (for periods prior to January 1, 2011). The aggregate amount of Discretionary Contributions allocated to the Plan for any Plan Year shall be such amount as determined by the Board in its sole discretion. The vesting schedule for Discretionary Contributions shall be the schedule shown in Section 5.3, or such other schedule the Board shall determine at the time it elects to make Discretionary Contributions.

2.20	Discretionary Contributions Account

“Discretionary Contributions Account” means the Subaccount recording Discretionary Contributions made to the Plan on behalf of the Participant pursuant to Section 5.2, as adjusted for allocations of Earnings, distributions and other factors affecting the value of such Subaccount.

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2.21	Earnings

“Earnings” for each Subaccount means the rate of growth credited or debited to the Subaccount on each Determination Date in a Plan Year, which shall be credited or debited at the rates described in the definition of Investment Index. “Earnings” for an Account shall mean the aggregate Earnings for each Subaccount making up the Account.

2.22	Eligible Partner

“Eligible Partner” is a Partner who is eligible to participate in the Plan in accordance with Section 3.1.

2.23	ERISA

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

2.24	Ineligible Partner

“Ineligible Partner” means, regardless of whether he or she would qualify as an Eligible Partner, any Partner who is:

(a)	An individual who falls outside of the top-hat group; i.e. those Partners who are not part of a select group of management or highly compensated employees (as described in Section 11.1), as determined by the Committee;

(b)	Covered by a collective bargaining agreement;

(c)	Treated by the Company as an independent contractor;

(d)	Leased from another company;

(e)	A temporary employee as defined in the Company’s Human Resources policies; or

(f)	Not on a United States payroll of the Company (such as a nonresident alien with no U.S. source of income).

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2.25	Investment Index (Indices)

“Investment Index” means each index selected by a Participant to be used as an Earnings index pursuant to Article 6. Each Investment Index shall be a phantom investment fund, which shall be credited with Earnings (whether a gain or a loss) at the same rate as the funds provided under the 401(k) Plan, or such other similar indices as the Committee may select from time to time and shown in Appendix A attached.

2.26	Matching Contributions

“Matching Contributions” means, for periods prior to January 1, 2011, any contributions allocated to a Participant’s Matching Contribution Account.

2.27	Matching Contributions Account

“Matching Contributions Account” means the Subaccount recording Matching Contributions made to the Plan on behalf of the Participant, as adjusted for allocations of Earnings, distributions and other factors affecting the value of such Subaccount.

2.28	Participant

“Participant” means an Eligible Partner who has elected to defer a portion of his or her Base Salary or Bonus Compensation under the Plan. A person remains a Participant as long as he or she has an Account balance under the Plan, whether or not he or she remains an Eligible Partner. In addition, where applicable, the term “Participant” may also include a Beneficiary or an alternate payee under a qualified domestic relations order (as defined in Code Section 414(p)(1)(B)) to the extent an Account balance is maintained under the Plan for such Beneficiary or alternate payee.

2.29	Participation Election

“Participation Election” means the most recent election properly submitted by an Eligible Partner to the Committee prior to the beginning of a Deferral Period, subject to Section 3.1, specifying the amount to be deferred for such Deferral Period. The Eligible Partner shall also elect the form and timing of payment in the Participation Election for each Class Year Account related to such Deferral Period. Such election may be submitted in any form permitted by the Committee.

2.30	Partner

“Partner” means a person classified by the Company as an employee of the Company or its participating Affiliates. “Partner” for purposes of the Plan shall not include an individual whom the Company classifies as an independent contractor but who is reclassified as a common law employee of the Company or any of its participating Affiliates by a federal, state or local government agency, a court judgment or a settlement or similar agreement resulting from agency or court proceedings.

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2.31	Part-Year Participant

“Part-Year Participant” means an Eligible Partner who becomes newly eligible to participate in the Plan and who participates in the Plan subject to Section 3.1(c).

2.32	Plan

“Plan” means this Management Deferred Compensation Plan as amended from time to time.

2.33	Plan Year

“Plan Year” means the calendar year.

2.34	Pre-2005 Plan

“Pre-2005 Plan” means the terms of the Plan in place through December 31, 2004.

2.35	Retirement

“Retirement” means a Participant’s Separation from Service on or after reaching age 65.

2.36	Section 415 Compensation

“Section 415 Compensation” means, with respect to a Participant for the period specified in a Participation Election, the Participant’s compensation for services, determined as follows:

(a)	By including only those items of compensation specified in Treasury Regulation Section 1.415(c)-2(b)(1) and (2), and by excluding all of the items listed in Treasury Regulation Section 1.415(c)-2(c) other than taxable distributions from an unfunded, nonqualified plan of deferred compensation, provided that any amounts received by a Participant pursuant to a nonqualified unfunded deferred compensation plan shall be considered as compensation in the Plan Year the amounts are actually received, but only to the extent such amounts are includible in the Participant’s gross income;

(b)	By including compensation paid after severance from employment as described in Treasury Regulation Section 1.415(c)-2(e)(3)(i), (ii) and (iii), but excluding other post-severance payments as described in Treasury Regulation Section 1.415(c)-2(e)(3)(iv); and

(c)	By including foreign compensation as described in Treasury Regulation Section 1.415(c)-2(g)(5), but excluding any such compensation paid to a nonresident alien who is not a Participant in the Plan to the extent such compensation is excludable from gross income and is not connected with the conduct of a trade or business within the United States;

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Provided, Section 415 Compensation for any Plan Year shall not exceed the amount permitted under Code Section 401(a)(17), as adjusted for cost of living in accordance with Code Section 401(a)(17).

2.37	Separation from Service

“Separation from Service” means a Participant’s Retirement or other termination of employment with the Company and all of its Affiliates that constitutes a “separation from service” within the meaning of Code Section 409A.

2.38	Specified Employee

“Specified Employee” is a Participant who, as of the date of his or her Separation from Service, is a key employee of the Company or any of its Affiliates (excluding entities or organizations required to be aggregated pursuant to Code Section 414(m) or 414(o)), but only if the stock of the Company or any such Affiliates is publicly traded on an established securities market or otherwise on such date. A Participant is a “key employee” if the Participant meets the requirements of Code Section 416(i)(1)(A)(i), (ii) or (iii) (applied in accordance with the regulations thereunder and disregarding Code Section 416(i)(5)) at any time during the 12-month period ending on a “specified employee identification date.” If a Participant is a key employee as of December 31, the Participant shall be treated as a Specified Employee for the entire 12-month period beginning on the next following January 1.

2.39	Subaccount

“Subaccount” means one or more of the Deferral Contributions Account, the Matching Contributions Account and the Discretionary Contributions Account.

2.40	Unforeseeable Financial Emergency

“Unforeseeable Financial Emergency” means a severe financial hardship to a Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s Beneficiary or the Participant’s dependent (as defined in Code Section 152, without regard to Section 152(b)(1), (b)(2) and (d)(1)(B)); loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, not as a result of a natural disaster); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. For example: (a) imminent foreclosure of or the Participant’s eviction from the Participant’s primary residence may constitute an

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Unforeseeable Financial Emergency; (b) the need to pay for medical expenses, including nonrefundable deductibles, as well as for the costs of prescription drug medication, may constitute an Unforeseeable Financial Emergency; (c) the need to pay for the funeral expenses of a spouse, a beneficiary, or a dependent (as defined in Code Section 152, without regard to Section 152(b)(1), (b)(2) and (d)(1)(B)) may also constitute an Unforeseeable Financial Emergency; and (d) the purchase of a home and the payment of college tuition are not Unforeseeable Emergencies.

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ARTICLE 3

PARTICIPATION AND DEFERRALS

3.1	Eligibility and Participation

(a)	Eligibility. Eligibility to participate in the Plan shall be limited to those Partners, excluding Ineligible Partners, who have a position at the Company or at any of its participating Affiliates at the director level or above. Notwithstanding the foregoing, a Partner who is employed by an entity that is acquired by the Company or any participating Affiliate and who satisfied the eligibility requirements of this Section 3.1 on or after the acquisition date shall not be eligible to participate in the Plan before the date such Partner is converted onto the Starbucks payroll system.

(b)	Annual Participation. An Eligible Partner may elect to participate in the Plan with respect to any Deferral Period by submitting a Participation Election to the Committee by the date or dates selected by the Committee, which date or dates shall in no event be later than December 31 of the year preceding the immediately following Deferral Period to which the Participation Election relates.

(c)	Part-Year Participation. A Partner who becomes newly eligible to participate in the Plan may begin his or her participation in the Plan by submitting a Participation Election to the Committee within 30 days after the date the Partner is initially eligible to participate in the Plan pursuant to Section 3.1(a), or such earlier date set by the Committee. The Participation Election shall be effective for the deferral of only Base Salary paid for services to be performed after the effective date of the Participation Election. No deferral election under this Section 3.1(a) shall apply to Bonus Compensation. If no Participation Election is submitted within the Partner’s 30-day (or shorter) election period, the Partner shall next be eligible to participate beginning January 1 of the next following calendar year and must submit a Participation Election in accordance with Section 3.1(b). This Section 3.1(c) shall also apply to a Partner who becomes eligible to participate in the Plan even if he or she were previously so eligible, provided that such Partner was not eligible at any time during the 24-month period ending on the date when he or she again becomes eligible to participate in the Plan. For purposes of the foregoing sentence, with respect to any Account maintained on behalf of a Partner, the accrual of Earnings pursuant to Article 6 shall not be treated as eligibility to participate in the Plan.

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(d)	Change in Employment Status. If a Participant is no longer a member of the eligible group of Partners, any Participation Election currently in effect shall be continued to the end of the Deferral Period, but no new Participation Election may be made by such Participant for the corresponding Deferral Period. All Account balances for such Participant shall remain in the Plan until they are distributed under the terms of Article 7.

3.2	Form of Deferral

An Eligible Partner may elect a deferral in the Participation Election as follows:

(a)	The deferral of a portion of:

(i)	the Base Salary payable by the Company during the applicable Deferral Period; or

(ii)	the Bonus Compensation payable by the Company during the applicable Deferral Period, but only to the extent such deferral is made under Section 3.1(b).

(b)	For purposes of deferrals of Base Salary or Bonus Compensation, the amount to be deferred shall be stated as a percentage, not to exceed the maximums and not to be less than the minimums described in Section 3.3, or in such other manner as provided by the Committee.

3.3	Limitations on Deferrals

The following limitations shall apply to deferrals:

(a)	Maximum. The Committee shall establish the maximum percentages of Base Salary and Bonus Compensation that may be deferred for each Plan Year prior to the beginning of such Plan Year. In no event shall such maximum exceed 95%.

(b)	Minimum. The minimum percentage (excluding amounts payable under the Plan) that may be deferred shall be one percent.

(c)	Changes in Minimum or Maximum. The Committee may change the minimum or maximum deferral amounts from time to time upon written notice. No such change may affect the amount specified in a Participation Election made prior to the Committee’s action.

3.4	Continuation of Deferral Amount

Once an Eligible Partner has submitted a Participation Election, the elected deferral amount shall remain in effect for the applicable Deferral Period. The election shall be irrevocable as of December 31 immediately preceding such Deferral Period except as provided in Article 7. The Committee shall establish such rules as it may decide with respect to the modification or termination of the Participation Election prior to it becoming irrevocable.

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ARTICLE 4

DEFERRAL CONTRIBUTIONS

4.1	Withholding of Deferral Contributions

For each Plan Year, Deferral Contributions shall be withheld each Deferrable Compensation Payment Date in the percentage amount elected in the applicable Participation Election for that Plan Year.

4.2	Timing of Credits; Tax and Other Withholding

Deferral Contributions shall be credited to the Deferral Contributions Account in accordance with rules established by the Committee and by such deadlines as the Committee shall establish, in its discretion. Any withholding of taxes or other amounts, including FICA and Medicare taxes, with respect to Deferral Contributions that is required by state, federal or local law shall be withheld from corresponding nondeferred compensation.

4.3	Special Rule for 2005

Notwithstanding any other provision of the Plan and in accordance with the provisions of IRS Notices 2005-1 and 2007-86, the deadline for filing a Participant’s Participation Election that covers Base Salary and Bonus Compensation earned for services rendered in 2005 was March 13, 2005, and such Participation Election became irrevocable on that date for the remainder of the Plan Year and applied only to Base Salary and Bonus Compensation which was paid or became payable prior to the date such Participation Election was filed with the Committee.

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ARTICLE 5

MATCHING CONTRIBUTIONS AND DISCRETIONARY CONTRIBUTIONS

5.1	Matching Contributions

The Company shall not make any Matching Contributions with respect to the Plan. For periods prior to January 1, 2011, this Section 5.1 applied to the extent set forth below.

(a)	Effective for Plan Years beginning on and after January 1, 2009, Matching Contributions, if any, shall be made in accordance with this paragraph. The Company shall have no obligation to make Matching Contributions. However, each Plan Year, the Company may determine in its discretion whether to make Matching Contributions for such Plan Year and the amount of such Matching Contributions. If the Company determines to make Matching Contributions, the Company shall also determine (a) how the Matching Contributions are to be allocated among Participants’ Matching Contribution Accounts, including whether and to what extent any individual, group, or groups of Participants shall participate in the allocation of such contribution, and (b) any age, service and other requirements the Company may specify as part of eligibility to receive the Matching Contributions. Matching Contributions shall be credited to Participants’ Matching Contributions Account as of the time selected by the Committee.

(b)	Effective April 1, 2006 and for Plan Years beginning prior to January 1, 2009, the Company will credit the Matching Contributions as of December 31 (the end of the Plan Year) and a Participant must be actively employed or on an approved leave of absence on December 31 to be eligible for the Matching Contribution credit. This requirement is waived if the Participant is not actively employed on December 31 due to Retirement, Disability or death during the Plan Year. If a Participant’s employment with the Company is terminated due to a Separation from Service during the year and the Participant is rehired within the same calendar year, any credited Matching Contribution under this paragraph will be based on Deferral Contributions made during the most recent period of employment only.

(c)	The Company shall credit a Matching Contribution to Matching Contribution Accounts on behalf of each Participant who is eligible for such credit as described in Section 5.1(b). The amount of such Matching Contribution credit shall be calculated by multiplying Deferral Contributions, up to 4% of Deferrable Compensation (up to the limitation under Code Section 401(a)(17) for that Plan Year), by the percentage in accordance with the following schedule based on an eligible Participant’s length of service from his or her most recent date of hire.

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Matching Percentage Schedule
Completed Years of Service	Matching Percent
Less than 2 years	25%
At least 2 but less than 5	50%
At least 5 for less than 8	75%
At least 8 but less than 10	100%
10 or more	150%

For purposes of this Section 5.1(c), “Years or Service” shall be determined by the Committee for each Deferred Compensation Payment Date, based on the total number of an Active Participant’s completed 12 months of consecutive employment since his or her most recent date of hire with the Company.

5.2	Discretionary Contributions

Each Plan Year, the Company may determine whether to make Discretionary Contributions other than discretionary Matching Contributions (for periods prior to January 1, 2011) for that Plan Year and the amount of the aggregate Discretionary Contributions. If the Company determines to make such Discretionary Contributions, the Committee shall determine how the Discretionary Contributions are to be allocated among the Participants’ Discretionary Contributions Accounts, including whether and to what extent any individual, group, or groups of Participants shall participate in the allocation of such contribution. A Participant’s Discretionary Contributions shall be credited to the Discretionary Contributions Account as of the time selected by the Committee.

5.3	Vesting of Accounts

(a)	Each Participant shall be 100% vested at all times in the amounts credited to such Participant’s Deferral Contributions Account, including Earnings.

(b)	Subject to Section 5.3(c), each Participant shall be 100% vested in the amounts credited to such Participant’s Matching Contributions Account and Discretionary Contributions Account, including Earnings.

(c)	If the Committee determines that a Participant was terminated from employment by the Company for misconduct, willfully or wantonly harmful to the Company, the Participant shall forfeit the entire balance of his or her Matching Contributions Account and Discretionary Contributions Account.

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5.4	Tax and Other Withholding

Any withholding of taxes or other amounts with respect to Matching Contributions and Discretionary Contributions that is required by state, federal or local law shall be withheld from the Participant’s nondeferred compensation.

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ARTICLE 6

ACCOUNTS

6.1	Account

For record-keeping purposes only, a Participant’s Deferral Contributions, Matching Contributions, Discretionary Contributions, and Earnings on each type of contribution shall be credited to the Participant’s respective Subaccounts, and, in the aggregate, to the Participant’s Account. The Account and Subaccounts shall be bookkeeping devices utilized for the sole purpose of determining the benefits payable under the Plan and shall not constitute a separate fund of assets.

6.2	Determination of Accounts and Subaccounts

Each Participant’s Account and Subaccounts as of each Determination Date shall consist of the balance of the Account and Subaccounts as of the immediately preceding Determination Date, adjusted as follows:

(a)	Deferral Contributions. The Account and Subaccounts shall be increased by any Deferral Contributions credited since such immediately preceding Determination Date.

(b)	Matching Contributions. For periods prior to January 1, 2011, the Account and Subaccounts shall be increased by any Matching Contributions, if any, credited since such immediately preceding Determination Date.

(c)	Discretionary Contributions. The Account and Subaccounts shall be increased by Discretionary Contributions, if any, credited since such immediately preceding Determination Date.

(d)	Distributions. The Account and Subaccounts shall be reduced by any benefits distributed to the Participant since such immediately preceding Determination Date.

(e)	Earnings. The Account and Subaccounts shall be increased or decreased by the Earnings credited on the average daily balance in the Account and each Subaccount since such immediately preceding Determination Date.

6.3	Selection of Investment Index (Indices)

(a)	A Participant shall select the Investment Index or Indices in which the Participant wishes to have the combined amount of any Deferral Contributions, Matching Contributions and Discretionary Contributions deemed invested. The Participant may select any combination of one or more of the Investment Indices in one percent increments, or as further limited by the Committee. The Participant may change the Index or set of Indices as permitted by the Committee.

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(b)	The Participant may also select a separate allocation among the Investment Indices for current Account balances as permitted by the Committee.

(c)	In the event the Participant has not selected an Investment Index or Indices with respect to the deemed investment of Deferral Contributions, Matching Contributions and Discretionary Contributions or with respect to current Account balances, all contributions and balances, as applicable, will be deemed invested in the Moderate Blend Fund or any successor default fund designated by the Committee until such time as the Participant selects a different allocation in accordance with this Section 6.3.

6.4	Statement of Accounts

The Committee shall give to each Participant a statement showing the balances in the Participant’s Account and Subaccounts on a quarterly basis or at such other times as may be determined by the Committee.

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ARTICLE 7

BENEFIT PAYMENTS

7.1	Early Withdrawals

A Participant’s Account may be distributed to the Participant before Separation from Service as follows:

(a)	Election for In-Service Withdrawal. An election may be made in a Participant’s Participation Election to withdraw all or any portion of the amount deferred, including any Earnings credited thereon, by that Participation Election as of a date specified in that Participation Election. Such date shall not be sooner than January 1 of the third Plan Year following the Plan Year to which the deferral election applies. No amounts from the Participant’s Matching Contributions Account and Discretionary Contributions Account may be withdrawn. The value of the distribution shall be the value as of the applicable Determination Date as determined by the Committee.

(b)	Re-Election for In-Service Withdrawal. A Participant may change the payment date for the in-service withdrawal elected in Section 7.1(a) one time, subject to the following:

(i)	The new election may be made not less than 12 months before the date the payment is scheduled to be paid and shall not take effect until at least 12 months after the date on which the election is made; and

(ii)	The payment shall be deferred for a period of not less than five years from the date such payment would otherwise have been paid.

(c)	Unforeseeable Financial Emergency. If upon the request of a Participant the Committee finds that, based on the relevant facts and circumstances of each case, a Participant has suffered an Unforeseeable Financial Emergency, the Committee may make a distribution from the Participant’s Deferral Contributions Account. If a Participant receives a distribution as a result of an Unforeseeable Financial Emergency, the Participant’s deferral election under his or her Participation Election shall be cancelled for the remainder of the Plan Year in which the withdrawal is made. Additionally, if a Participant receives a hardship distribution of his or her pre-2005 Deferral Contributions Account pursuant to the terms of the Pre-2005 Plan, the Participant shall not be allowed to defer compensation under the Plan for the immediately succeeding Plan Year.

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The distribution on account of an Unforeseeable Financial Emergency shall not exceed the Participant’s Deferred Contributions Account balance as of the Determination Date (as determined by the Committee) or the amount reasonably necessary to satisfy the emergency need (which may include amounts necessary to pay any federal, state, local or foreign income taxes or penalties reasonably anticipated to result from the distribution), whichever is less. A distribution on account of an Unforeseeable Financial Emergency may not be made to the extent that such emergency is or may be relieved through reimbursement or compensation from insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not cause severe financial hardship).

Notwithstanding the foregoing, in the event that a Participant has received a hardship distribution from the 401(k) Plan, deferrals under his or her MDCP Participation Election shall be cancelled through the current Plan Year or the end of the subsequent Plan Year if the six-month period under Treasury Regulation Section 1.401(k)-1(d)(3)(iv)(E)(2) does not end in the current Plan Year. Additionally, to the extent the six-month period ends in the immediately succeeding Plan Year, the Participant shall not be allowed to defer compensation under the Plan for such Plan Year.

(d)	Payment. The amount payable under this Section 7.1 shall be paid in a lump sum within 60 days following receipt of a proper request in the event of an Unforeseeable Financial Emergency, or following the elected payment date in the event of an in-service withdrawal. In either case, such amount shall be charged to the Participant’s Account as a distribution.

7.2	Accelerated Distributions Under the Pre-2005 Plan

If a Participant receives an Accelerated Distribution (as defined in the Pre-2005 Plan) under Section 7.2 of the Pre-2005 Plan, he or she shall not be allowed to defer compensation under this Plan for the entire Plan Year following the Plan Year in which the Accelerated Distribution was made.

7.3	Separation from Service

If a Participant’s employment is terminated with the Company due to a Separation from Service (other than death), the Company shall pay to the Participant benefits equal to the balance in the Account on the applicable Determination Date (as determined by the Committee) subject to the forfeiture provision of Section 5.3(c). Subject to Section 7.7, benefits shall be paid as elected in the Participant’s Participation Election relating to each Deferral Period (Sections 7.3(a) and (b)), as required in Section 7.3(c), or as elected pursuant to Section 7.3(d) below. Distribution shall commence within 60 days following the Participant’s date of Separation from Service or the elected payment date corresponding with such date, as applicable.

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(a)	Alternative Forms. Alternative forms of benefit payment shall be:

(i)	A lump-sum amount which is equal to the applicable Account balance. This is also the default in the event there is not a valid Participation Election on file as of a Participant’s date of Separation from Service.

(ii)	Annual installments of the Account balance amortized over a period of two to five years (two to 10 years for Class Year Accounts prior to 2011, except for Partners who became newly eligible under Section 3.1(c) on or after October 1, 2010). Earnings on the unpaid balance shall continue to be credited to Subaccounts at the appropriate Investment Index rate. The Account balance shall be reamortized each year, so that the exact amount of each substantially similar installment payment will depend on the Earnings credited or debited to the Account during the prior year.

(b)	Alternative Payment Timing. Alternative timing of payments shall be:

(i)	Payment upon the Participant’s Separation from Service, or in the case of installments, payments begin upon Separation from Service; or

(ii)	Payment 12 months following the date of the Participant’s Separation from Service, or in the case of installments, payments begin 12 months following the date of Separation from Service.

(c)	Small Amounts. Notwithstanding the form elected, if the Participant’s total Account under this Plan, any plan, agreement, program or other arrangement required to be aggregated with this Plan under Treasury Regulation Section 1.409A-1(c)(2) and the Pre-2005 Plan is $10,000 or less on the applicable Determination Date selected by the Committee following the Participant’s Separation from Service, the total Account balance (under this Plan and the Pre-2005 Plan) shall be paid in a lump sum within 60 days following such Determination Date. Such payment shall not be made unless it results in the termination and liquidation of the entirety of the Participant’s interest under this Plan and all such arrangements.

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(d)	Change in Form and Timing of Benefits.

(i)	A Participant may elect to change the form or timing of benefit payments due to a Separation from Service up to a maximum of two times per Class Year Account. Any such election changes will not be valid and shall have no effect to the extent they were made within 12 months prior to the date of the Participant’s Separation from Service. In addition, the payment with respect to which any such election change is made shall be deferred for a period of not less than five years after the date such payment would otherwise have been paid (or in the case of installment payments treated as a single payment, five years after the date the first amount would otherwise have been paid). This Section 7.3(d) does not apply to any payments on account of death or due to an Unforeseeable Financial Emergency.

(ii)	On or before December 31, 2008, in accordance with and subject to such payment options as set forth in this Section 7.3(d), such rules as set by the Company, and the limitations set forth under Code Section 409A, a Participant may elect to change the form or timing of benefit payments due as a result of a Separation from Service with respect to deferrals made in Plan Years 2005 through 2008, respectively, without regard to any requirements to the contrary in this Section 7.3(d). Any such change shall become irrevocable on December 31, 2008.

7.4	Withholding; Payroll Taxes

The Company shall withhold from payments hereunder any taxes required to be withheld from such payments under federal, state or local law. A Beneficiary, however, may elect not to have withholding of federal income tax pursuant to Code Section 3405, or any successor provision thereto.

7.5	Payments Subject to Code Section 162(m)

Notwithstanding any other provision of the Plan, if the Company reasonably anticipates that any portion of a payment in a calendar year would be disallowed as a deduction to the Company due to Code Section 162(m), such payment may be delayed in accordance with Section 409A. It shall instead be paid in the first following calendar year during which the Company reasonably anticipates that if the payment is made during such year, the deduction of such payment will not be barred by application of Code Section 162(m). All delayed payments will be paid by January 30 of such year. In addition, where any scheduled payment to a specific Participant in the Company’s taxable year is delayed in accordance with this Section 7.5, the delay in payment will be treated as a subsequent deferral election (governed by Section 7.3(d) above) unless all scheduled payments to that Participant that could be delayed in accordance with this Section 7.5 are also delayed.

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7.6	Payment to Guardian

If a distribution is payable to a minor or a person declared incompetent or to a person incapable of handling the disposition of property, the Committee may direct payment to the guardian, legal representative or person having the care and custody of such minor, incompetent or person. The Committee may require proof of incompetency, minority, incapacity or guardianship, as it may deem appropriate prior to distribution.

7.7	Payments to Specified Employees

In the case of a Participant who is a Specified Employee as of his or her date of Separation from Service, all payments under Section 7.3 to which he or she is otherwise entitled during the first six months following such date shall be delayed until and paid on the first day of the seventh month following such date (or, if earlier, the date of death of the Specified Employee). The Participant’s Subaccounts shall continue to receive credits for deemed investments under Article 6 until such delayed distribution date.

7.8	Payments upon Death

Upon the death of a Participant, any portion of such Participant’s Account that has not yet been distributed shall be paid to the Participant’s Beneficiary in a lump sum regardless of the form of benefit elected in the Participant’s Participation Election. Such lump sum shall be paid within 90 days of the Participant’s death.

7.9	Permissible Acceleration of Payments Under Treasury Regulations

In general, no distribution under the Plan may be paid earlier than specified by the terms of the Plan. Notwithstanding any other provision of the Plan, the Committee shall have the discretion to accelerate distributions under the Plan to the extent permitted under and in accordance with Treasury Regulation Section 1.409A-3(j)(4).

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ARTICLE 8

BENEFICIARY DESIGNATION

Each Participant shall have the right, at any time, to designate one or more persons or an entities as Beneficiary (both primary as well as secondary) to whom benefits under the Plan shall be paid in the event of a Participant’s death prior to complete distribution of the Participant’s Account. Except to the extent contrary to the requirements of Code Section 409A, each Beneficiary designation shall be made in accordance with the provisions of Section 8.6 of the 401(k) Plan, as it may be amended from time to time; and in the event that no separate Beneficiary designation is made under this Plan, the Participant’s Beneficiary designation made under the 401(k) Plan shall determine to whom benefits under this Plan shall be paid in the event of a Participant’s death.

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ARTICLE 9

ADMINISTRATION

9.1	Committee

(a)	The Committee shall administer this Plan.

(b)	The Committee shall be the same committee that administers the 401(k) Plan.

(c)	The Committee may appoint one or more plan administrators and delegate any of its discretionary authority and such of its powers and duties as it deems desirable to any such plan administrator.

9.2	Administrative Provisions

Except to the extent inconsistent with requirements of Code Section 409A and to the extent applicable to this Plan, the provisions of Article 11 of the 401(k) Plan are intended to govern the administration of this Plan, including the claims procedures. Specific provisions of Article 11 of the 401(k) Plan that are not applicable to this Plan include:

(a)	Section 11.4(b) (payment of expenses); expenses of this Plan shall be paid out of the general assets of the Company or, if established, the trust(s) described in Section 11.3 of this Plan;

(b)	Section 11.6 (investment responsibilities);

(c)	Section 11.10 (fiduciaries); this Plan is not subject to the fiduciary duty requirements of ERISA; and

(d)	Section 11.6 (effect of mistake).

In the event of any inconsistency between the application of this Section 9.2 and Article 11 of the 401(k) Plan, the terms of Article 11 of the 401(k) Plan shall control.

9.3	Effect of a Mistake

In the event of a mistake or misstatement as to the eligibility, participation or service of any Participant or the amount of payments made or to be made to a Participant or Beneficiary, the Committee shall, if possible, cause to be withheld or accelerated or otherwise make adjustment of the amounts of payments as will, in its sole judgment, result in the Participant or Beneficiary receiving the proper amount of payments under the Plan.

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ARTICLE 10

AMENDMENT AND TERMINATION OF PLAN

10.1	Amendment

(a)	The Board may, at any time, amend the Plan in whole or in part by written instrument, provided that no amendment shall reduce the amount credited to any Account maintained under the Plan as of the date of the amendment. Any change in the manner that Earnings are credited to Accounts shall not become effective before the first day of the Plan Year that follows the adoption of the amendment, provided, however, that the selection of Investment Indices by the Committee may be changed at any time as long as Participants are given the opportunity to change their selection of Investment Indices prior to the time the Indices are changed.

(b)	Generally, the Company shall amend the Plan by action of the Board. However, the Committee may approve amendments to the Plan, without prior approval or subsequent ratification by the Board, if the amendment (i) does not significantly change the benefits provided under the Plan (except as required by a change in applicable law); (ii) does not significantly increase the costs of the Plan; and (iii) is intended to enable the Plan to remain in compliance with the requirements of the Code, ERISA, or other applicable law, to facilitate administration of the Plan, or to improve the operation of the Plan. A duly authorized officer of the Company shall execute the amendment, evidencing the Company’s adoption of the amendment.

10.2	Company’s Right to Terminate

The Board may, at any time, partially or completely, terminate the Plan.

(a)	Partial Termination. The Board may partially terminate the Plan by instructing the Committee not to accept any additional Participation Elections. If such a partial termination occurs, the Plan shall continue to operate and be effective with regard to Participation Elections entered into prior to the effective date of such partial termination.

(b)	Complete Termination. The Board may completely terminate the Plan by instructing the Committee not to accept any additional Participation Elections, and by terminating all ongoing Participation Elections. If such a complete termination occurs, the Plan shall cease to operate and all Accounts will be distributed to Participants at the time(s) and in the form(s) elected by the Participants in such Participants’ Participation Elections, unless the Board directs that distributions occur sooner in accordance with the provisions of Treasury Regulation Section 1.409A-3(j)(4)(ix).

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10.3	Adoption of Plan by Affiliates

With the approval of the Board, an Affiliate may adopt the Plan for the benefit of its Partners. The participating Affiliate shall become a party to the Plan effective as of the date it specifies in its adopting resolutions. The participating Affiliate shall file with the Board a certified copy of a resolution of its board of directors adopting the Plan and such other instruments as the Company may require.

10.4	Action Binding on Participating Affiliates

The Company and the Committee shall be empowered to act for any participating Affiliate in all manners respecting the Plan. Any action taken by the Company or the Committee with respect thereto shall automatically include and be binding upon any participating Affiliate.

10.5	Termination of Participating Affiliate

(a)	The Company reserves the right, in its sole discretion and at any time, to terminate the participation in the Plan of any participating Affiliate. Such termination shall be effective immediately, upon notice of such termination from the Company to the participating Affiliate. Such termination shall not in and of itself result in the termination of the Plan.

(b)	Any participating Affiliate may terminate its participation in the Plan by providing written notice to the Committee and the Board. The termination shall be effective on the date the written notice is received by the Committee and the Board, or such later date as is agreed to by the withdrawing Affiliate, the Committee and the Board.

(c)	If an Affiliate ceases to be a participating Affiliate in the Plan, for whatever reason, and the Participant has not had a Separation from Service, then the Participant will be treated as having a change in employment status, as described in Section 3.1(d), and the Committee shall not accept any additional Participation Elections from that Participant.

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ARTICLE 11

MISCELLANEOUS

11.1	Unfunded Plan

The Plan is an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly compensated employees” within the meaning of Sections 201, 301 and 401 of ERISA, and therefore is exempt from the provisions of Parts 2, 3 and 4 of Title I of ERISA. Accordingly, the Board may terminate the Plan and make no further benefit payments or remove certain employees as Participants if it is determined by the United States Department of Labor, a court of competent jurisdiction or an opinion of counsel that the Plan constitutes an employee pension benefit plan within the meaning of Section 3(2) of ERISA (as currently in effect or hereafter amended) which is not so exempt.

11.2	Unsecured General Creditor

Participants and their Beneficiaries, heirs, successors and assigns (including any alternate payees under qualified domestic relations orders (as defined in Code Section 414(p)(1)(B))) shall have no secured legal or equitable rights, interest or claims in any property or assets of the Company, nor shall they be beneficiaries of, or have any rights, claims or interests in, any property or asset which may be acquired by the Company. Except as provided in Section 11.3, assets of the Company shall not be held under any trust for the benefit of Participants or their Beneficiaries, heirs, successors or assigns (including any alternate payees), or held in any way as collateral security for the fulfilling of the obligations of the Company under the Plan. Any and all of the Company’s assets and policies shall be, and remain, the general, unpledged, unrestricted assets of the Company. The Company’s obligation under the Plan shall be that of an unfunded and unsecured promise to pay money in the future.

11.3	Trust Fund

At its sole discretion, the Company may establish one or more trusts, with such trustees as the Board may approve, for the purpose of providing for the payment of benefits owed under the Plan. Although such a trust may be irrevocable, its assets shall be held for payment of all the Company’s general creditors in the event of insolvency. To the extent any benefits provided under the Plan are paid from any such trust, the Company shall have no further obligation to pay them. If not paid from any trust, such benefits shall remain the obligation of the Company. Notwithstanding the existence of such a trust, it is intended that the Plan be unfunded for tax purposes and for purposes of Title I of ERISA.

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11.4	Nonassignability

Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and nontransferable. Except as the Committee determines is otherwise required by law or order of a court of competent jurisdiction, including a domestic relations order (as defined in Code Section 414(p)(1)(B)), no part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.

11.5	Not a Contract of Employment

The Plan shall not constitute a contract of employment between the Company and the Participant. Nothing in the Plan shall give a Participant the right to be retained in the service of the Company or to interfere with the right of the Company to discipline or discharge a Participant at any time.

11.6	Governing Law

The provisions of the Plan shall be construed and interpreted according to the laws of the State of Washington, except as preempted by federal law.

11.7	Validity

In case any provision of the Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but the Plan shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.

11.8	Successors

The provisions of the Plan shall bind and inure to the benefit of the Company, its Affiliates, and their successors and assigns. The term “successors” as used herein shall include any corporation or other business entity, which shall, whether by merger, consolidation, purchase or otherwise, acquire all or substantially all of the business and assets of the Company, and the successors of any such corporation or other business entity.

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11.9	Captions

The captions of the articles, sections, and paragraphs of the Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

11.10	Entire Agreement

The Plan document represents the entire agreement between the Company and any Participant in the Plan. The Plan supersedes any and all prior agreements between the Company and any Participant, whether such agreement or agreements were written or oral. Any amendment or modification to the terms of the Plan must be in writing and signed by an authorized officer of the Company. No Participation Election shall in any way amend, modify, alter or revise the Plan. In the event the terms of the Participation Election conflict with the terms of the Plan, the terms of the Plan shall be controlling.

11.11	Code Section 409A

The Plan is intended to comply with the requirements of Code Section 409A (including accompanying regulations and current IRS guidance) and conform to the current operation of the Plan. The Plan shall be interpreted, operated and administered in a manner consistent with this intention to the extent the Committee deems necessary to comply with Code Section 409A and any official guidance issued thereunder. The Plan shall be deemed to be amended, and any deferrals and distributions hereunder shall be deemed to be modified, to the extent necessary to comply with Code Section 409A and to avoid or mitigate the imposition of additional taxes under Code Section 409A. Notwithstanding the foregoing, no provision of the Plan shall be interpreted or construed to transfer any liability for failure to comply with the requirements of Code Section 409A from a Participant or any other individual to the Company or any of its affiliates, employees or agents.

* * * * *

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IN WITNESS WHEREOF, an authorized officer of the Company has signed this document on the 29 day of December, 2010, to be effective January 1, 2011.

STARBUCKS CORPORATION

By	/s/ Christopher Gann
Its	VP, Total Pay

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APPENDIX A — INVESTMENT INDICES

The Investment Indices available to Participants in the Starbucks Corporation Management Deferred Compensation Plan shall be the same investment funds made available for investment in the Starbucks Corporation 401(k) Plan.

The Committee reserves the right to change these indices from time to time.

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APPENDIX B — PARTICIPATING AFFILIATES

Participating Affiliates as of January 1, 2011

As of January 1, 2011, the following Affiliates of the Starbucks Corporation have adopted the Plan and are participating in the Plan:

•	Starbucks Coffee International, Inc.

•	Starbucks Manufacturing Corporation

•	Seattle’s Best Coffee LLC

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